EXHIBIT 99.1

Skyworks Media Relations: Cynthia Johnson (949) 231-3288	Skyworks Investor Relations: Thomas Schiller (949) 231-4700
Skyworks Exceeds Q3 FY08 Guidance with
23 Percent Increase in Revenue,
79 Percent Growth in Operating Income
•	Delivers Revenue of $215.2 Million

•	Expands Non-GAAP Gross Margin to 40.6 Percent and Operating Margin to 14.1 Percent

•	Posts Record Non-GAAP Diluted EPS of $0.18

•	Generates $122 Million in Cash Flow from Operations in FY08 Year to Date; Exits with $254 Million of Cash and Cash Equivalents

•	Guides Above Consensus Revenue and EPS Estimates
WOBURN, Mass., July 17, 2008 — Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity today announced third fiscal quarter 2008 results for the period ended June 27, 2008. Revenue for the quarter was $215.2 million, up 23 percent as compared to $175.1 million in the same period a year ago and above the company’s guidance for $210.0 million.
     On a non-GAAP basis, operating income for the third fiscal quarter was $30.3 million, up 79 percent from $17.0 million in the prior year, while net income was $28.9 million versus $16.8 million in Q3 of fiscal 2007. Non-GAAP diluted earnings per share was a company record $0.18 and $0.01 better than consensus estimates. On a GAAP basis, operating income for the third fiscal quarter was $22.8 million as compared to $12.4 million in the year-ago timeframe, while net income was $20.5 million versus $11.4 million, respectively. GAAP diluted earnings per share was $0.12.
     “Skyworks is delivering profitable growth driven by increasing diversification in wireless and adjacent analog markets, share gains and strong operational execution,” said David J. Aldrich, president and chief executive officer of Skyworks. “We believe that our unique technical breadth and manufacturing scale are strategically differentiating Skyworks and positioning us for sustainable, above market revenue growth with improving fundamentals.”
Third Fiscal Quarter Highlights
•	Expanded gross margin to 40.6 percent on a non-GAAP basis (40.2 percent on a GAAP basis) — a 180 basis point year-over-year increase and the fifth consecutive quarter of improvement

•	Increased operating margin to 14.1 percent on a non-GAAP basis (10.6 percent on a GAAP basis) — a 440 basis point year-over-year increase

•	Generated $26.2 million of cash flow from operations

•	Ramped energy management solutions in support of automated meter reading (AMR), advanced metering infrastructure (AMI) and ZigBee® applications

•	Supported Microsoft’s Sync® initiative with low power control ICs, enabling fully integrated, voice-activated in-car communications for mobile phones and digital music

•	Captured strategic reference design wins at Qualcomm for forthcoming CDMA2000, EDGE and 3G HSDPA architectures

•	Powered more than 10 new Samsung 3G handset models — including the first European mobile TV slider phone
Fourth Fiscal Quarter 2008 Outlook
     “New program launches, targeted design win ramps and market share gains are translating into improving order visibility,” said Donald W. Palette, vice president and chief financial officer of Skyworks. “As a result, we are forecasting September quarterly revenue to grow to $225 million. At the same time, we plan to deliver further operational improvements in product yields, equipment efficiency and cycle times. In turn, we intend to expand gross and operating margins and deliver non-GAAP diluted earnings per share of $0.20 for the period.”
     Estimated non-GAAP diluted earnings per share for the fourth fiscal quarter excludes approximately $6 million of FASB Statement No. 123(R) — related expenses.

     Non-GAAP results, which are a supplement to financial results based on GAAP, exclude certain charges including but not limited to share-based compensation, baseband exit charges, amortization of intangible assets and non-recurring items. The company believes these non-GAAP financial measures provide useful information to both management and investors by excluding certain charges and non-recurring items that may not be indicative of Skyworks’ ongoing operations and financial performance.
Skyworks’ Third Fiscal Quarter 2008 Conference Call
     Skyworks will host a conference call with analysts to discuss its third fiscal quarter 2008 results and business outlook today at 5:00 p.m. Eastern time (ET). To listen to the conference call via the Internet, please visit the investor relations section of Skyworks’ Web site. To listen to the conference call via telephone, please call 888-213-3934 (domestic) or 913-312-0934 (international), confirmation code: 9614688.
     Playback of the conference call will begin at 9 p.m. Eastern on July 17, and end at 9 p.m. Eastern on July 24. The replay will be available on Skyworks’ Web site or by calling 888-203-1112 (domestic) or 719-457-0820 (international), pass code: 9614688.
About Skyworks
     Skyworks Solutions, Inc. is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity. The company’s power amplifiers, front-end modules and direct conversion radios are at the heart of many of today’s leading-edge multimedia handsets. Leveraging core technologies, Skyworks also offers a diverse portfolio of linear products that support automotive, broadband, cellular infrastructure, industrial and medical applications.
     Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit Skyworks’ Web site at: www.skyworksinc.com.
Safe Harbor Statement
     This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results and expectations of Skyworks (including certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.
     These risks and uncertainties include, but are not limited to: uncertainty regarding global economic and financial market conditions; the cyclical nature of the semiconductor industry and the markets addressed by our, and our customers’, products; our ability to develop, manufacture and market innovative products in a highly price competitive and rapidly changing technological environment;

     fluctuations in our manufacturing yields due to our complex and specialized manufacturing processes; delays or disruptions in production due to equipment maintenance, repairs and/or upgrades; our reliance on a several key customers for a large percentage of our sales; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the availability and pricing of third party semiconductor foundry, assembly and test capacity and raw materials; our ability to timely and accurately predict market requirements and evolving industry standards, and to identify opportunities in new markets; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; losses or curtailments of purchases or payments from key customers, or the timing of customer inventory adjustments; our ability to rapidly develop new products and avoid product obsolescence; our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; lengthy product development cycles that impact the timing of new product introductions; unfavorable changes in product mix; the quality of our products and any remediation costs; shorter than expected product life cycles; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; our ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; and the uncertainties of litigation, including disputes over intellectual property, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission.
     These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Note to Editors: Skyworks, Skyworks Solutions, Helios and Intera are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.
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SKYWORKS SOLUTIONS, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 27,	June 29,	June 27,	June 29,
(in thousands, except per share amounts)	2008	2007	2008	2007
Net revenues	$215,210	$175,050	$627,451	$551,290
Cost of goods sold	128,776	106,418	378,312	338,640

Gross profit	86,434	68,632	249,139	212,650
Operating expenses:
Research and development	36,561	30,549	107,236	92,344
Selling, general and administrative	25,975	24,874	74,608	72,652
Restructuring & other charges	—	257	—	5,730
Amortization of intangibles	1,101	536	4,904	1,608

Total operating expenses	63,637	56,216	186,748	172,334
Operating income	22,797	12,416	62,391	40,316
Interest expense	(1,658)	(2,565)	(5,635)	(9,928)
Other income, net	1,064	2,766	4,997	7,824

Income before income taxes	22,203	12,617	61,753	38,212
Provision for income taxes	1,737	1,194	5,536	2,555

Net income	$20,466	$11,423	$56,217	$35,657

Earnings per share:
Basic	$0.13	$0.07	$0.35	$0.22
Diluted	$0.12	$0.07	$0.34	$0.22
Weighted average shares:
Basic	162,095	158,606	161,166	160,159
Diluted	164,649	160,032	163,323	161,278

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

	Three Months Ended		Nine Months Ended
	June 27,	June 29,	June 27,	June 29,
(in thousands)	2008	2007	2008	2007
GAAP gross profit	$86,434	$68,632	$249,139	$212,650
Share-based compensation expense [a]	651	475	2,162	876
Revenue adjustments [b]	—	105	—	105
Cost of goods sold adjustments [b]	—	(1,249)	—	(1,249)
Acquisition related expense [c]	330	—	1,281	—
Non-GAAP gross profit	$87,415	$67,963	$252,582	$212,382

Non-GAAP gross margin %	40.6%	38.8%	40.3%	38.5%

	Three Months Ended		Nine Months Ended
	June 27,	June 29,	June 27,	June 29,
(in thousands)	2008	2007	2008	2007
GAAP operating income	$22,797	$12,416	$62,391	$40,316
Share-based compensation expense [a]	6,112	3,645	16,762	9,716
Revenue adjustments [b]	—	105	—	105
Cost of goods sold adjustments [b]	—	(1,249)	—	(1,249)
Acquisition related expense [c]	330	—	1,281	—
Selling, general and administrative adjustments [b]	—	1,287	(502)	1,287
Restructuring & other charges [b]	—	257	—	5,730
Amortization of intangible assets [c]	1,101	536	4,904	1,608
Non-GAAP operating income	$30,340	$16,997	$84,836	$57,513

Non-GAAP operating margin %	14.1%	9.7%	13.5%	10.4%

	Three Months Ended		Nine Months Ended
	June 27,	June 29,	June 27,	June 29,
(in thousands)	2008	2007	2008	2007
GAAP net income	$20,466	$11,423	$56,217	$35,657
Share-based compensation expense [a]	6,112	3,645	16,762	9,716
Revenue adjustments [b]	—	105	—	105
Cost of goods sold adjustments [b]	—	(1,249)	—	(1,249)
Acquisition related expense [c]	330	—	1,281	—
Selling, general and administrative adjustments [b]	—	1,287	(502)	1,287
Restructuring & other charges [b]	—	257	—	5,730
Amortization of intangible assets [c]	1,101	536	4,904	1,608
Deferred financing expense adjustment [d]	—	—	—	564
Tax adjustments [e]	921	842	3,455	1,515
Non-GAAP net income	$28,930	$16,846	$82,117	$54,933

	Three Months Ended		Nine Months Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007
GAAP net income per share, diluted	$0.12	$0.07	$0.34	$0.22
Share-based compensation expense [a]	0.04	0.03	0.10	0.06
Cost of goods sold adjustments [b]	—	(0.01)	—	(0.01)
Acquisition related expense [c]	—	—	0.01	—
Selling, general and administrative adjustments [b]	—	0.01	—	0.01
Restructuring & other charges [b]	—	—	—	0.04
Amortization of intangible assets [c]	0.01	—	0.03	0.01
Tax adjustments [e]	0.01	0.01	0.02	0.01

Non-GAAP net income per share, diluted	$0.18	$0.11	$0.50	$0.34

[a]	These charges represent expense recognized in accordance with FASB Statement No. 123(R), Share-Based Payment. Approximately $0.7 million, $2.4 million and $3.0 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended June 27, 2008. Approximately $2.2 million, $6.2 million and $8.4 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the nine months ended June 27, 2008.

For the three months ended June 29, 2007, approximately $0.5 million, $1.5 million and $1.6 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively.

For the nine months ended June 29, 2007, approximately $0.9 million, $3.6 million and $5.2 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively.

[b]	On October 2, 2006, the Company announced that it was exiting its baseband product area in order to focus on its core business encompassing linear products, power amplifiers, front-end modules and radio solutions. For the nine months ended June 27, 2008, selling, general and administrative adjustments of $0.5 million represent a recovery of bad debt expense on specific accounts receivable associated with baseband product.

Due to accounting classifications, the adjustments recorded during the three months ended June 29, 2007 associated with the baseband product area are recorded in various lines and are summarized accordingly: revenue adjustments of $0.1 million, cost of goods sold credit adjustment of $1.2 million, selling, general and administrative adjustments of $1.3 million and restructuring and other charges of $0.3 million.

In addition to the charges recorded in the third quarter of fiscal 2007, the nine months ended June 29, 2007 included $1.4 million related to the write-down of technology licenses and design software associated with the baseband product area and $4.1 million related to lease obligations associated with the closure of certain locations associated with the baseband product area.

[c]	During the first quarter of fiscal 2008, Skyworks acquired Freescale Semiconductor’s power amplifier and front-end module product line. The purchase accounting charges recognized during the three months ended June 27, 2008 include $0.8 million amortization of acquisition related intangibles. Of the $0.8 million, $0.3 million was included in cost of sales. Amortization expense of $0.6 million relates to a previous business combination.

The purchase accounting charges recognized during the nine months ended June 27, 2008 include a $0.7 million charge to cost of sales related to the sale of acquisition related inventory and $3.7 million amortization of acquisition related intangibles. Of the $3.7 million, $0.6 million was included in cost of sales. Amortization expense of $1.8 million relates to a previous business combination.

[d]	The charges recorded during fiscal year 2007 represent a write-off in deferred financing costs associated with the redemption of $130.0 million of the Company’s 4.75% convertible subordinated notes.

[e]	During the three months and nine months ended June 27, 2008, these charges are primarily related to a non-cash tax charge related to the utilization of pre-merger deferred tax assets and a non-cash tax benefit related to other tax adjustments.

During the three months and nine months ended June 29, 2007, these charges primarily represent a non-cash tax charge related to the utilization of pre-merger deferred tax assets.
The above non-GAAP measures are based upon our unaudited consolidated statements of operations for the periods shown. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain charges and non-recurring items that we believe are not indicative of our ongoing operations and financial performance. Additionally, since we have historically reported non-GAAP results to the investment community, the inclusion of non-GAAP financial measures provides consistency in our financial reporting. Further, these non-GAAP financial measures are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	June 27,	Sept. 28,
(in thousands)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$253,977	$248,079
Short-term investments	—	5,700
Accounts receivable, net	169,289	167,319
Inventories	96,119	82,109
Prepaid expenses and other current assets	10,282	10,511
Property, plant and equipment, net	171,636	153,516
Goodwill and intangible assets, net	511,118	494,332
Other assets	28,587	28,342

Total assets	$1,241,008	$1,189,908

Liabilities and Equity
Current liabilities:
Credit facility	$50,000	$50,000
Convertible notes	—	49,335
Accounts payable	69,239	56,417
Accrued liabilities and other current liabilities	37,612	41,471
Long-term debt	200,000	200,000
Other long-term liabilities	5,773	6,338
Stockholders’ equity	878,384	786,347

Total liabilities and equity	$1,241,008	$1,189,908